Reed Smith LLP

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January 31, 2012

Kingold Jewelry, Inc.
15 Huangpu Science and Technology Park
Jiang'an District
Wuhan, Hubei province, PRC 430023

Ladies and Gentlemen:

We have acted as counsel for Kingold Jewelry, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 2,783,527 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) issued by the Company pursuant to that certain subscription agreement, dated December 29, 2011, between the Company and Hai Gao Holdings Limited, pursuant to the registration statement on Form S-3 filed by the Company on January 31, 2012 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”).

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. As to questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We do not express or purport to express any opinions with respect to laws other than the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

REED SMITH LLP Limited Liability Partnership

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